Exhibit 99.1

Solazyme Reports First Quarter 2013 Results

Enters Agreement with AkzoNobel Targeting Surfactants and Coatings Markets

Commercial Production Facilities on Track

Further Expands Disruptive Technology Platform with New Oil Structuring Capability

South San Francisco, CA – May 8, 2013 – Solazyme, Inc. (NASDAQ: SZYM), a renewable oil and bioproducts company, announced today results for the first quarter ended March 31, 2013.

“We are off to an excellent start in 2013 executing on our three primary focus areas: completing capacity projects on schedule; developing our portfolio of tailored oils; and bringing our tailored oils to market,” said Jonathan Wolfson, CEO of Solazyme. “In addition to the newly announced agreement with AkzoNobel, the first quarter included several important milestones such as our Mitsui partnership, our technology breakthrough that allows us to develop new structuring oils, and key financing achievements that support a clear path to commercialization. We remain on target to be in commercial production in multiple facilities by early 2014 and are excited about the opportunities ahead.”

Financial Results

Total revenue for the first quarter ended March 31, 2013 was $6.7 million compared with $13.6 million in the first quarter of 2012. Revenues in the first quarter of 2012 included $5.5 million in government funded revenues, which as expected did not recur during the first quarter of 2013. First quarter GAAP net loss attributable to Solazyme, Inc. common stockholders was $26.5 million, which compares with net loss of $16.8 million in the prior year period. On a non-GAAP basis, the net loss was $21.5 million for the first quarter of 2013, compared with net loss of $12.8 million in the prior year quarter. A reconciliation of GAAP to non-GAAP results is included below.

“We strengthened our financial position with over $250 million in new capital through a number of strategic initiatives including a successful convertible offering, a strategic project financing from the Brazilian Development Bank and a new credit facility with one of our commercial banking partners,” said Tyler Painter, CFO of Solazyme. “Our enhanced capital structure and operating flexibility position us well as we pursue a number of exciting opportunities for Solazyme.”

Recent Business Highlights

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Solazyme Further Expands Tailored Oils Platform Technology: Solazyme has added the ability to control the location of specific fatty acids on the glycerol backbone to its previously announced ability to control chain length and saturation, creating an unprecedented tailored oil technology platform that enables development of new structuring oils. The entire suite of triglyceride oil properties (nutritional, physical, and functional) can now be optimized using Solazyme’s technology platform.

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Solazyme Enters Joint Development Agreement With AkzoNobel Targeting Specialty Surfactants and Paints and Coatings: New agreement targets the development of advanced tailored oils and commercial sales for near-term product supply. Tailored oils can enhance or replace petroleum-derived chemicals and improve upon the performance of plant oils and animal fats. Commercial supply of highly sustainable algal oil is anticipated to originate from the Solazyme Bunge Renewable Oils Joint Venture oil manufacturing plant in Brazil. Sales of product are targeted to commence in 2014, with pricing to be competitive and based upon Solazyme’s cost of manufacturing.

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Solazyme Enters into a Multi-Oil Joint Development Agreement with Mitsui: Solazyme and Mitsui & Co., Ltd. entered an agreement to jointly develop a suite of triglyceride oils for use primarily in the oleochemical industry. Solazyme and Mitsui are working together to further develop Solazyme’s high-myristic algal oil as well as additional high-value oils targeting the oleochemical and industrial sectors.

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Solazyme Bunge Renewable Oils Enters into Loan Agreement for $120 Million in Project Financing for Renewable Oil Production Facility in Brazil: Solazyme Bunge Renewable Oils, the joint venture between Solazyme and Bunge Global Innovation LLC, a wholly owned subsidiary of Bunge Limited, finalized and executed the loan agreement for approximately $120 million in project financing with the Brazilian National Development Bank (BNDES). When closed, the financing will be used to support Solazyme Bunge Renewable Oils’ first commercial scale renewable oil production facility in Brazil.

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Senior Subordinated Notes Offering Further Strengthens Financial Position: Solazyme raised $125 million in gross proceeds through the successful completion of an offering of 6% Convertible Senior Subordinated Notes due 2018. Solazyme intends to use the proceeds to fund projects and capital expenditures and for general corporate purposes.

Conference Call

Solazyme will hold a conference call for investors on May 8, 2013 at 1:30 p.m. PT (4:30 p.m. ET). Investors may access the call by dialing 973-409-9250. A live webcast of the call will be available from the Investor Relations section of www.solazyme.com. A recording of the call will also be available by calling 404-537-3406; access code 43763171 beginning approximately two hours after the call, and will be available for one week. A webcast replay of the call will also be available from the Investor Relations section of www.solazyme.com approximately two hours after the call and will be available for up to thirty days.

About Solazyme, Inc.

Solazyme, Inc. (SZYM) is a renewable oil and bioproducts company that transforms a range of low-cost plant-based sugars into high-value oils. Headquartered in South San Francisco, Solazyme’s renewable products can replace or enhance oils derived from the world’s three existing sources – petroleum, plants and animal fats. Initially, Solazyme is focused on commercializing its products into three target markets: (1) chemicals and fuels, (2) nutrition and (3) skin and personal care.

Solazyme®, the Solazyme logo and other trademarks or service names are trademarks of Solazyme, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as a “non-GAAP financial measure” by the Securities and Exchange Commission: non-GAAP net loss. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see “Reconciliation of GAAP to Non-GAAP Net-Loss Per Share” included in the tables to this press release.

This non-GAAP measure is provided to enhance investors’ overall understanding of Solazyme’s current financial performance and Solazyme’s prospects for the future. Specifically, Solazyme believes the non-GAAP measure provides useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, Solazyme’s management uses financial measures that do not include stock-based compensation expense or special expenses such as non-cash gains or losses due to warrant revaluations. In addition to the corresponding GAAP measures, Solazyme’s management also uses the foregoing non-GAAP measure in reviewing the financial results of Solazyme. Solazyme excludes stock-based compensation expenses and special non-cash charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Solazyme, including statements that involve risks and uncertainties concerning: its commercialization plans and commercialization timetable for tailored oils; market opportunities; agreement on definitive supply terms for products, including selling prices for products; the capacity of planned facilities; the timetable for bringing facilities online; the ability to bring manufacturing facilities online with partners; the ability to have access and/or continue to have access to manufacturing facilities constructed and/or owned by partners; development of additional tailored oils; meeting commercialization and technology targets; and Solazyme’s ability to maintain its relationships with its partners and customers. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Solazyme, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: Solazyme’s limited operating history; its limited history in commercializing products; implementation risk in deploying new technologies; its limited experience in constructing and operating commercial manufacturing facilities; market acceptance of its products; its ability to sell its products at a profit; delays related to construction, start-up or funding of production facilities; its access to adequate supply of feedstock on favorable terms; its ability to manage operational costs at production facilities; its ability to enter into and maintain strategic collaborations, including the funding thereof; its ability to obtain requisite regulatory approvals; and its access, on favorable terms, to any required financing. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Solazyme.

In addition, please refer to the documents that Solazyme, Inc. files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Solazyme is not under any duty to update any of the information in this press release.

Contacts

Solazyme, Inc.

Corporate Communications:

Genet Garamendi

press@solazyme.com

Or

Jeff Majtyka

Brad Edwards

Brainerd Communicators, Inc.

212-986-6667

majtyka@braincomm.com

edwards@braincomm.com

SOLAZYME, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended March 31,
	2013	2012
Revenues
Research and development programs	$2,680	$9,560
Product revenues	4,000	3,996

Total revenues	6,680	13,556
Costs and operating expenses (1)
Cost of product revenue	1,454	1,246
Research and development	13,720	15,361
Sales, general and administrative	14,866	14,056

Total costs and operating expenses	30,040	30,663

Loss from operations	(23,360)	(17,107)
Other income (expense) (2)
Interest and other income (expense), net	(1,523)	327
Loss from equity method investment	(959)	—
Gain from change in fair value of warrant liability	54	—
Loss from change in fair value of derivative liability	(737)	—

Total other income (expense)	(3,165)	327

Net loss	$(26,525)	$(16,780)

Net loss per share, basic and diluted	$(0.43)	$(0.28)

Weighted average number of common shares used in loss per share computation, basic and diluted	61,543	60,101

SOLAZYME, INC.

RECONCILIATION OF GAAP TO NON-GAAP BASIC NET LOSS PER SHARE

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended March 31,
	2013	2012
Net loss	$(26,525)	$(16,780)
Gain from change in fair value of warrant liability	(54)	—
Loss from change in fair value of derivative liability	737	—
(1) Operating expenses include stock-based compensation expense as follows:
Research and development	1,089	925
Sales, general and administrative	2,916	3,065

Total stock-based compensation expense	4,005	3,990
(2) Other income (expense) includes amortization costs as follows:
Amortization of debt discount and issuance costs	335	—

Net loss (non-GAAP)	$(21,502)	$(12,790)

Basic and diluted loss per share (GAAP)	$(0.43)	$(0.28)
Gain from change in fair value of warrant liability	—	—
Loss from change in fair value of derivative liability	0.01	—
Stock-based compensation expense	0.07	0.07
Amortization of debt discount and issuance costs	—	—

Net loss per share (non-GAAP)	$(0.35)	$(0.21)

SOLAZYME, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(UNAUDITED)

	March 31,	December 31,
	2013	2012
Assets
Current assets
Cash, cash equivalents and marketable securities	$239,111	$149,005
Other current assets	21,385	16,274

Total current assets	260,496	165,279
Property, plant and equipment - net	32,390	32,225
Other assets	24,477	19,520

Total assets	$317,363	$217,024

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$60	$7,331
Other current liabilities	19,375	17,607

Total current liabilities	19,435	24,938
Other liabilities	2,486	1,138
Long-term debt	131,153	7,637

Total liabilities	153,074	33,713

Total stockholders’ equity	164,289	183,311

Total liabilities and stockholders’ equity	$317,363	$217,024